                                                                  EXHIBIT (e)(8)


                                 INNOVEDA, INC.

                   EXECUTIVE INCENTIVE STOCK OPTION AGREEMENT

1.    Grant of Option.

      This agreement evidences the grant by Innoveda, Inc., a Delaware corporation (the "Company"), on the effective date set forth in the attached Notice of Grant of Stock Option and Option Agreement (the "Grant Date") to the person named in the attached Notice of Grant of Stock Option and Option Agreement, an employee of the Company (the "Participant"), of an option to purchase, in whole or in part, on the terms provided herein and in the Company's ________ Stock Incentive Plan (the "Plan"), a total of the number of shares set forth in the attached Notice of Grant of Stock Option and Option Agreement (the "Shares") of common stock, $0.01 par value per share, of the Company ("Common Stock") at the price per Share set forth in the attached Notice of Grant of Stock Option and Option Agreement. Unless earlier terminated, this option shall expire on the tenth anniversary of the Grant Date (the "Final Exercise Date").

      It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the "Code"). Except as otherwise indicated by the context, the term "Participant", as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.    Exercise, Vesting Schedule.

      This option shall be exercisable in full or in part at any time and from time to time after the Grant Date. The right of exercise shall be cumulative so that to the extent the option is not exercised at any time for the total number of Shares covered by this option it shall continue to be exercisable, in whole or in part, with respect to all Shares for which this option has not been exercised, until the earlier of the Final Exercise Date or the termination of this option under the Plan or this Section 2. This option shall expire upon, and will not be exercisable after, the Final Exercise Date.

      (a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

      (b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 2, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an "Eligible Participant").

      (c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Shares are not subject to the Purchase Option set forth in Section 3 below.

      (d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for "cause" as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or, in the case of death, by an authorized transferee); provided that (1) this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability and (2) this option shall be exercisable only to the extent that the Shares are not subject to the Purchase Option set forth in Section 3 below and (3) this option shall not be exercisable after the Final Exercise Date.

      (e) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for "cause" (as defined in Section 3 below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. The Participant shall be considered to have been discharged for "cause" if the Company determines, within 30 days after the Participant's resignation, that discharge for cause was warranted.

3.    Purchase Option.

      The Participant agrees that the Shares purchased upon the exercise of this option shall be subject to the Purchase Option set forth in this Section 3 and the restrictions on transfer set forth in Section 5 of this Agreement.

      In the event that the Participant ceases to be an Eligible Participant for any reason or no reason, with or without cause, prior to January 3, 2005, the Company shall have the right and option (the "Purchase Option") to purchase from the Participant, for the same price per share as paid by the Participant for such Shares (the "Option Price"), some or all of the Unvested Shares (as defined below). For the purposes of this Agreement, "cause" for termination shall be deemed to exist upon a reasonable determination by the Company of willful misconduct by the Participant or willful failure by the Participant to perform his responsibilities to the Company (including, without limitation, a material breach by the Participant of any employment, consulting, advisory, nondisclosure, noncompetition or other similar agreement between the Participant and the Company). The Participant shall be considered to have been discharged for "cause" if the Company determines, within 30 days after the Participant's resignation, that discharge for cause was warranted.

      "Unvested Shares" means the total number of Shares multiplied by the Applicable Percentage at the time the Purchase Option becomes exercisable by the Company. The "Applicable Percentage" shall be:



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
      (1) zero percent (0%), if in connection with or within 24 months subsequent to a change in control (as defined below) the Participant's employment with the Company is terminated by the Company without cause or by the Participant for good reason (as defined below), with ten (10) days prior written notice given by the Participant to the Company in the case of termination by the Participant for good reason; and

      (2) if the Participant ceases to be an Eligible Participant for reasons other than as applicable under clause 3 (1) above, (i) 100% less 2.08334% for each full one month of the Participant being an Eligible Participant from and after January 3, 2001 and less an additional 25% if, after the Grant Date, the closing price of the Common Stock has been $10 or more (as quoted on the NASDAQ National Market or on such other exchange or market on which the Common Stock is then traded, if not traded on the NASDAQ National Market, and as determined by the Company's Board of Directors, in their sole discretion, if the Common Stock is not traded on any market or exchange) for any twenty consecutive trading days and less an additional 25% if, after the Grant Date, the closing price of the Common Stock has been $20 or more (determined as set forth above) for any twenty consecutive trading days ; and (ii) 0% on and after January 3, 2005;

      For the purposes of this Agreement, "good reason" shall mean the occurrence, without the Participant's prior written consent, of any of the events or circumstances set forth in clauses (i) through (vi) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute good reason if, prior to the date of termination, such event or circumstance has been fully corrected and the Participant has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination at the election of the Participant for good reason).

                  (i) Any significant diminution in the Participant's duties, responsibilities or authority in effect immediately prior to the earliest to occur of (A) the date on which a change in control of the Company occurs, (B) the date of the execution of an initial written agreement or instrument providing for a change in control of the Company or (C) the date of the adoption by the Board of a resolution providing for a change in control of the Company (with the earliest to occur of such dates referred to herein as the "Measurement Date").

                  (ii) Any reduction in the annual base salary as in effect on the Measurement Date or as the same may be increased from time to time thereafter.

                  (iii) The failure by the Company to (A) continue in effect any material compensation or benefit plan or program (each, a "Benefit Plan") in which the Participant participates or which is applicable to the Participant immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or reasonable cash compensation in lieu thereof) has been made with respect to such plan or program, (B) continue the Participant's participation in a Benefit Plan (or in such substitute or alternative plan or make reasonable cash compensation in lieu thereof) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant's participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (C) award cash bonuses to the Participant in amounts and in a manner substantially consistent with past practice in light of the Company's financial performance.

                  (iv) A change by the Company in the location at which the Participant performs the Participant's principal duties for the Company to a new location that is either (A) outside a radius of 35 miles from the Participant's principal residence immediately prior to the Measurement Date or (B) more than 30 miles from the location at which the Participant performs his or her principal duties for the Company immediately prior to the Measurement Date and
(C) which results in an increase of at least fifteen miles in the Participant's daily commuting distance; or a requirement by the Company that the Participant travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date.

                  (v) The failure by the Company to obtain the agreement, in a form reasonably satisfactory to the Participant, from any successor to the Company to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (vi) Any failure of the Company to pay or provide to the Participant any portion of the Participant's compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of any employment agreement with the Participant.

            For purposes of this Agreement, "change in control" shall mean the occurrence of any of the events or circumstances set forth in clauses (I) through (IV) below.

                  (I) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of Common Stock (the "Outstanding Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities") provided, however, that for such purposes, the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with all of clauses (A), (B) and (C) of subparagraph (III) of this Section 3.


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
                  (II) Individuals who, as of the date hereof, constitute the members of the Board (the "Incumbent Directors") ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Incumbent Directors then in office shall be deemed to be an Incumbent Director (except that this proviso shall not apply to any individual whose initial election as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).

                  (III) The consummation of a reorganization, recapitalization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, respectively, (B) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation or of the combined voting power of the then-outstanding voting securities of such corporation (except to the extent that such ownership existed prior to the Business Combination) and (C) a majority of the members of the board of directors of the Acquiring Corporation were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

                  (IV) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

4.    Exercise of Purchase Option and Closing.

      (a) The Company may exercise the Purchase Option by delivering or mailing to the Participant (or his estate), within 60 days after the Participant ceases to be an Eligible Participant, a written notice of exercise of the Purchase Option (the "Notice of Exercise"). The Notice of Exercise shall specify the number of Shares to be purchased. If and to the extent the Purchase

Option is not so exercised by the giving of the Notice of Exercise within such 60-day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 60-day period.

      (b) Within 10 days after receipt by the Participant of the Notice of Exercise, the Participant (or his estate) shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase in accordance with the terms of this Agreement, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. Immediately upon receipt of such certificate or certificates, the Company shall
(i) pay to the Participant the aggregate Option Price for such Shares and (ii) issue to the Participant one or more certificates registered in the name of the Participant for that number of Shares not purchased by the Company pursuant to such Notice of Exercise.

      (c) The Option Price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Participant to the Company or in cash (by certified check) or both.

      (d) The Company shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to Section 3 of this Agreement shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

5.    Restrictions on Transfer.

      The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, (collectively "transfer") any Shares, or any interest therein, that are subject to the Purchase Option or with respect to which the Purchase Option may become exercisable, except that the Participant may transfer such Shares to or for the benefit of any spouse, child or grandchild, or to a trust for any of their benefit, provided that such Shares shall remain subject to this Agreement (including, without limitation, the restrictions on transfer set forth in this Section 5 and the Purchase Option) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

6.    Withholding.

      No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

      The Participant acknowledges that he has been informed of the availability of making an election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended; that such election must be filed with the Internal Revenue Service within 30 days of the transfer of shares to the Participant; and that the Participant is solely responsible for making such election.

7.    Nontransferability of Option.

      This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

8.    Disqualifying Disposition.

      If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

9.    Effect of Prohibited Transfer.

      The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such Shares, or to pay dividends to, any transferee to whom any such Shares shall have been sold or transferred in violation of any of the provisions set forth in this Agreement.

10.   Restrictive Legends.

      All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

            "The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Executive Incentive Stock Option Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation."

11.   Severability.

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

12.   Waiver.

      Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board.

13.   Binding Effect.

      This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer and Purchase Option set forth in Sections 5 and 3, respectively, of this Agreement.

14.   Notice.

      All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 14.

15.   Pronouns.

      Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

16.   Entire Agreement.

      This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

17.   Amendment.

      This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.


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
18.   Governing Law.

      This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

19.   Provisions of the Plan.

      This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

      IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

                                     INNOVEDA, INC.

Dated:                               By:
                                         -------------------------------
                                     Name:
                                     Title:

                                     Address: 293 Boston Post Road West
                                              Marlboro, MA 01752


                            PARTICIPANT'S ACCEPTANCE

      The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a
copy of the Company's                  Stock Incentive Plan.

Option Grant Date:
Number of Shares: See the attached Notice of Grant of Stock Option and Option Agreement
Option Exercise Price: See the attached Notice of Grant of Stock Option and Option Agreement

                                             PARTICIPANT

                                             --------------------------------
                                             (Signature)

                                             --------------------------------
                                             (Print Name)

                                             Address:
                                                     ------------------------

                                                     ------------------------



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
                       SUMMARY OF OPTION GRANTS
                  TO CURRENT EXECUTIVE OFFICERS OF THE COMPANY
             UTILIZING THE FORM OF EXECUTIVE STOCK OPTION AGREEMENT


Name of Executive                                       Number of
     Officer          Stock Plan      Date of Grant   Option Shares   Exercise Price
-----------------   ---------------   -------------   -------------   --------------
William J. Herman   1998 Stock         11/23/1998        860,046           $0.49
                    Incentive Plan


Richard G. Lucier   1998 Stock         11/23/1998        679,280           $0.49
                    Incentive Plan


Paula J. Cassidy    1998 Stock         11/23/1998        45,210            $0.49
                    Incentive Plan

Peter T. Johnson    1998 Stock         11/23/1998        142,649           $0.49
                    Incentive Plan

Kevin P. O'Brien    1998 Stock         11/23/1998        180,840           $0.49
                    Incentive Plan





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